Exhibit 99.1

World Kinect Corporation Names Greg Piper to the Board of Directors

July 18, 2025 - MIAMI – World Kinect Corporation (NYSE: WKC) today announced the appointment of Greg Piper to the Board of Directors of the company.

“We are delighted to have Greg join our Board of Directors,” said Michael J. Kasbar, chairman and chief executive officer. “He is an accomplished energy and commodities executive who brings a wealth of operational and management expertise, which will be a strategic asset for our company.”

Mr. Piper has more than 35 years of successful operational, M&A and business development experience in the global energy, commodity and agriculture sectors. Since 2020, Mr. Piper has served as a senior, independent adviser to executive management, company boards, and investment fund managers.

From 2014 to 2020, Mr. Piper was a director and the Chief Executive Officer of CP Energy, a private midstream energy company that provides crude oil and natural gas purchasing, transportation, marketing and risk management services. Prior to joining CP Energy, Mr. Piper was CEO of Gavilon Energy, a private midstream energy and refined products marketing company, where he led the energy group’s spin-off from Gavilon Group and its subsequent sale in 2014 to NGL Energy Partners. Prior to this, he served as Gavilon Group’s Chief Commercial Officer, where he directed the company’s strategic initiatives, including the sale of the global agriculture division to Marubeni in 2013.

Mr. Piper received a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines and a Master of Business Administration from the McCombs School of Business at the University of Texas.

About World Kinect Corporation

Headquartered in Miami, Florida, World Kinect Corporation (NYSE: WKC) is a global energy management company offering fulfillment and related services to more than 150,000 customers across the aviation, marine, and land-based transportation sectors. The company also supplies natural gas and power in the United States and Europe along with a broad suite of sustainability-related products and services.

For more information, visit www.world-kinect.com.

CONTACTS

Braulio Medrano, Senior Director of FP&A and Investor Relations - investor@worldkinect.com